Exhibit 10.2

Portions herein identified by [***] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

LICENSE AGREEMENT

This License Agreement is entered into as of the 3rd day of November, 2006 (“Effective Date”), by and among Baxter Healthcare S.A. a Swiss corporation having offices at Hertistrasse 2, CH-8304, Wallisellen Switzerland and Baxter International, Inc. a Delaware Corporation, having offices at One Baxter Parkway, Deerfield, IL 60015 (collectively, “Baxter”) on the one hand, and Ziopharm Oncology, Inc. a Delaware corporation having offices at 197 Eighth Street, Suite 300, Charlestown, MA 02129 (“Licensee”) on the other hand.

WHEREAS, Baxter possesses certain intellectual property rights related to the use of nanosuspension technology in the manufacture of a suspension formulation of Indibulin and compositions thereof (“Licensed Patents,” as further defined below);

WHEREAS, Licensee is engaged in the pharmaceutical business and, more particularly, in oncology;

WHEREAS, Baxter and Licensee are, concurrently with this Agreement, entering into a separate Asset Purchase Agreement providing for, among other things, the transfer of certain assets relative to the Indibulin molecule and associated intellectual property (the “Asset Purchase Agreement”);

WHEREAS, Licensee desires to obtain certain rights in and to the Licensed Patents;

WHEREAS, Baxter has agreed to license to Licensee certain rights in and to the Licensed Patents;

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1	Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

An “Affiliate” of a subject person or entity shall mean any corporation, firm, business organization or legal entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the subject person or entity. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management and policies (whether through ownership of securities, partnership or other ownership interests, by contract or otherwise).

“Asset Purchase Agreement” shall have the meaning ascribed in preamble of this Agreement.

“Assumed Patent” shall have the meaning set forth in Section 5.1(a)(ii).

“Commercialize” shall mean the sale of a Licensed Product which has received Marketing Approval.

“Composite Product” shall mean a product combination encompassing one or more Licensed Products and one or more separate products, wherein the Composite Product is sold as a complete package for purposes of selling the one or more Licensed Products.

“CTA” shall mean the European EMEA equivalent of IND.

“EMEA” means European Agency for the Evaluation of Medicinal Products, or any successor agency thereto.

“FDA” shall mean the United States Food and Drug Administration.

“Governmental Authority” means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or arbitral body.

“IND” shall mean an investigational new drug application submitted to the FDA.
“Indibulin-related Nanosuspension” shall mean a compound as claimed in claim 1 of U.S. Patent Application No. 11/266,518, filed on November 3, 2005, formulated as particles and, optionally, suspended in a composition.

“Intangible Property Rights” shall mean intangible property rights (other than the Licensed Patents) to the extent that such intangible property rights relate to Indibulin-related Nanosuspension, whether or not patentable including, but not limited to, inventions, discoveries, trade secrets, technical information, know-how, copyrights and other confidential business information.

“Licensed Patents” shall mean all shall mean all U.S. and foreign patents, provisional and non-provisional patent applications and invention records listed on Exhibit A and (i) any continuations, continuations-in-part, divisionals and reissue patent applications and resulting patents, derived from such prior filed patents and patent applications, and any foreign counterparts and any issued patents thereof and (ii) any patent applications, filed patents and any continuations, continuations-in-part, divisionals and reissue patent applications and resulting patents and any foreign counterparts and any issued patents thereof embraced by the disclosures in such invention records.

“Licensed Product” shall mean an Indibulin-related Nanosuspension, the use, manufacture, sale, offer for sale or importation of which falls within the scope of a Valid Claim.

“Management” shall have the meaning set forth in Section 5.1(a)(i).

“Marketing Approval” shall mean regulatory approval of the marketing of a Licensed Product by the FDA or the EMEA.

“Net Sales” shall mean the total amount invoiced in U.S. dollars (or, if in another currency, as converted by Licensee in accordance with Section 3.7 by Licensee or its subsidiaries, Affiliates or Sublicensees for the sale of any Licensed Product after deducting the following costs, provided and to the extent such costs are attributable to such sale of the Licensed Product in accordance with U.S. generally accepted accounting principles as consistently applied by Licensee and are actually borne by or on behalf of Licensee or its subsidiaries, Affiliates or Sublicensees: (i) invoiced freight, shipping and shipping insurance charges, (ii) discounts allowed and taken, in amounts customary in the trade, (iii) taxes, including sales, use, turnover, excise, import and other taxes or duties, separately billed or invoiced and borne by or on behalf of Licensee or its subsidiaries, Affiliates or Sublicensees, imposed by a Governmental Authority on the production, sale, use or transfer of the Licensed Product, (iv) amounts repaid or credited by reason of rejection or return of any previously sold Licensed Products and uncollectible portions of invoiced amounts with respect to any previously sold Licensed Products, and (v) rebates, chargebacks, retroactive price reductions, allowances and fees paid or credited to customers, wholesalers, distributors, third party payors, governmental agencies, administrators and contractees with respect to Licensed Products sold.

If a Licensed Product is sold as part of a Composite Product, then Net Sales for such Composite Product will be adjusted by multiplying (x) actual Net Sales of the Composite Product for the calendar quarter in the country in which the Composite Product is being sold by (y) the fraction A/(A+B) where A is the average invoice price of the Licensed Product in such country during such period, if sold separately (i.e., without one or more products), and B is the average invoice price of the other products in the Composite Product in such country during such period, if sold separately. If in a given country A and/or B are not sold separately, the related value of the Licensed Product and the other products in the Composite Product shall be determined based on a good faith estimate by Licensee based upon the respective fair market values of the Licensed Product as if it were sold separately and the other product(s) as if they were sold separately, which good faith estimate shall be subject to approval by Baxter, which approval shall not be unreasonably withheld. In the event the Parties cannot agree on a fair market value of the Licensed Product relative to Composite Product sales, upon the request of any one of the Parties, the Parties shall submit the valuation matter to a mutually, agreed to independent consultant. The Parties shall accept the fair market value as determined by the independent consultant.

No sales shall result from any transfer between Licensee or any of its subsidiaries, Affiliates or Sublicensees for resale, but shall result from the resale by the subsidiary, Affiliate or Sublicensee.

“Party” shall mean either Baxter or Licensee, or both, as the context dictates.

 “Sublicensee” shall mean a third party other than an Affiliate who has received a sublicense from Licensee or Licensee’s sublicensees pursuant to Section 2.3.

“Term” shall have the meaning set forth in Section 10.1.

“Territory” shall mean the entire world.

“Valid Claim” means a claim of an issued and unexpired patent within the Licensed Patents that has not been (i) held permanently revoked, unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, (ii) rendered unenforceable through written disclaimer (iii) lapsed or abandoned for failure to pay maintenance fees with no further remedy available to reinstate, or (iv) lost through an interference proceeding.

ARTICLE 2
LICENSE

2.1	Grant. Subject to the conditions hereunder,

(a)
Baxter hereby grants to Licensee a world-wide, royalty bearing (pursuant to Article 3) exclusive right and license, with the right to grant sublicenses, under Licensed Patents to use, market, sell, offer to sell and import (except where a product is manufactured in a country where a Valid Claim relative to such manufacture does not exist, and such product is imported in a country where a Valid Claim relative to the manufacture does exist) Licensed Products in the Territory; and

(b)
Baxter hereby grants to Licensee a world-wide, non-royalty bearing exclusive right and license, with the right to grant sublicenses, under the Intangible Property Rights to use, market, sell, offer to sell and import Licensed Products in the Territory.

Notwithstanding this Section 2.1, Baxter does not and shall not license to Licensee hereunder the right and license under the Licensed Patents or the Intangible Property Rights to make or have made Licensed Products or Indibulin-related Nanosuspension in the Territory.

2.2
Limitation on License Grants. Except for the license expressly granted pursuant to Section 2.1, all right, title and interest in all Licensed Patents, and other rights owned by Baxter or in which Baxter has an interest shall remain the sole property of Baxter, and nothing herein shall be construed to grant or establish any other rights to the contrary.

2.3
Sublicenses by Licensee. Licensee shall notify Baxter of any sublicense hereunder and the identity of each Sublicensee, and provide Baxter with a copy of the executed agreement involving such sublicense with such redactions of confidential terms as Licensee shall determine to be appropriate, all within thirty (30) days of execution of the Agreement. Sublicenses shall not contain any provision contrary to, or inconsistent with, this Agreement and shall provide that all obligations of Licensee hereunder shall be binding upon each Sublicensee as if the Sublicensee were a party to this Agreement. Additionally, Licensee shall be responsible for and liable to Baxter for Sublicensee’s compliance with the provisions hereof.

2.4
Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Baxter are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.

ARTICLE 3

PAYMENTS

3.1
Milestone Fees. As part of the consideration for the rights granted by Baxter to Licensee hereunder, Licensee shall pay to Baxter five hundred thousand United States dollars ($500,000) within thirty (30) days of the first effectiveness of an IND submitted to the FDA or a CTA submitted to the EMEA permitting Licensee to initiate human clinical trials of an Indibulin-related Nanosuspension in the United States or Europe, whichever comes first.

3.2
License Royalties. As part of the consideration for the rights granted by Baxter to Licensee, Licensee shall pay, or cause to be paid to Baxter, the following royalties based on Net Sales of Licensed Products:

a)	[****] percent ([****]%) of worldwide calendar year annual Net Sales of less than [**********] Dollars ($[**********]);

b)	[****] percent ([****]%) of worldwide calendar year annual Net Sales from [**********] Dollars ($[**********]) up to [**********] Dollars ($[**********]); and

c)	[****] percent ([****]%) of worldwide calendar year annual Net Sales in excess of [**********] U.S. Dollars ($[**********]).

With respect to each Licensed Product, royalties will be payable on a country-by-country basis, so long as the importing, using or selling of the Licensed Product was covered by a Valid Claim in the country in which such Licensed Product was imported, used or sold.

3.3	Reports, Audit and Payment Schedule. Licensee shall keep and maintain detailed records of all sales of Licensed Product worldwide; and

a)
Licensee shall make quarterly payments to Baxter within forty-five (45) days of the close of each calendar quarter (March 31, June 30, September 30 and December 31) based on Net Sales in such quarter, and shall additionally provide, together with such payment, a sales report detailing Net Sales of Licensed Products sold per country and the royalty calculation, pursuant to Section 3.2; and

b)
Baxter shall have the right annually, at Baxter’s expense, to audit Licensee’s records, or Licensee’s subsidiaries, Affiliates or Sublicensees in order to verify the calculation of Net Sales of Licensed Products. Licensee shall reasonably cooperate with Baxter to provide Licensee access to such records; provided that:

(i)	Such audit shall be conducted by Baxter’s independent auditors;

(ii)
Such audit shall be conducted during normal business hours, upon reasonable advance notice and in a manner that does not cause unreasonable disruption to the conduct of the business of Licensee, its subsidiaries, Affiliates or Sublicensees;

(iii)	Baxter shall treat all information reviewed or learned of in the course of such audit in accordance with Section 11.13; and

(iv)
prior to such audit, Baxter shall cause its auditors to enter into a reasonably acceptable confidentiality agreement with Licensee obligating such auditors to maintain confidentiality of all financial statements.

3.4
No Multiple Payments. For payments pursuant to Section 3.2, only one payment shall be paid for each Licensed Product sold, regardless of the number of Licensed Patents or claims thereof that cover such Licensed Product. Additionally, in the event Licensee has paid Baxter a sales-based contingent payment on the Net Sales of a unit of Licensed Product pursuant to Section 2.4 of the Asset Purchase Agreement, Licensee shall not pay Baxter a royalty, pursuant to Section 3.2 of this Agreement, on the Net Sales of that unit of Licensed Product.

3.5
Royalty Reduction. In the event Licensee or its subsidiaries, Affiliates or Sublicensees licenses third party patent rights in order to have freedom to make, have made or sell Licensed Product without infringing such patent rights, Licensee shall be allowed to deduct from the royalties due pursuant to Section 3.2, fifty percent (50%) of any royalties or any other license fees paid or incurred in connection with such license up to a maximum of fifty percent (50%) of the royalties due pursuant to Section 3.2 (with any amount not deducted due to such deduction limitation carried forward to subsequent calendar quarters for deduction, but subject to the fifty percent (50%) maximum deduction limitation provided by this Section 3.5 for such subsequent calendar quarters).

3.6
Royalty Credits. Licensee shall be allowed to deduct from the royalty payments due to Baxter under Section 3.2 any payments made by it to Baxter pursuant to Section 2.3 of the Asset Purchase Agreement.

3.7
Currency Exchange. In the event sales are invoiced in a currency other than United States dollars, Net Sales shall be calculated in the following manner: cumulative non-United States dollars sales invoiced by month shall be converted to United States dollars by multiplying or dividing, whichever is applicable, this amount by the simple average of the daily NY close rates for each day in the month as published by Bloomberg, Reuters or some other generally accepted source for publishing NY close foreign currency rates. The rate source shall be reviewed with Baxter prior to commencing payment of royalty payments to Baxter.

3.8
Withholding Taxes. Licensee may withhold taxes in the event that revenue authorities in any country require the withholding of taxes on amounts paid hereunder to Baxter. Licensee will deduct such taxes from such payment and such taxes will be paid by Licensee to the proper taxing authority on behalf of Baxter. In the event such taxing authority routinely provides a tax receipt upon payment, Licensee will procure such tax receipt and forward it to Baxter. Licensee agrees to assist Baxter in claiming exemption from such deductions or withholdings under any applicable double taxation or similar agreement or treaty.

3.9
Late Penalty. Milestone fees and royalties not received within the required timeframe shall bear interest at the lesser of (a) the maximum rate permitted by law, and (b) 1.0% per month on the outstanding balance compounded monthly. All applicable sums due herein shall be paid in U.S. Dollars.

ARTICLE 4
SUPPLY OF LICENSED PRODUCT

4.1
Baxter to Supply. In the event that Licensee desires the supply of Licensed Products or Indibulin-related Nanosuspension, Baxter and Licensee shall negotiate and enter into a separate supply agreement governing the developmental and commercial supply by Baxter of Licensed Product or Indibulin-related Nanosuspension to Licensee.

ARTICLE 5
PATENT PROSECUTION, ENFORCEMENT AND INFRINGEMENT

5.1	Prosecution and Maintenance of Patents.

a)	Patents.

(i) Baxter to Manage Patents. Baxter shall be responsible for, and use reasonable discretion in, the filing, prosecution and maintenance (“Management”) of Licensed Patents. At a minimum, Baxter shall file, prosecute and maintain Licensed Patents in the U.S., Germany, France, United Kingdom, Belgium, Netherlands, Spain, Italy, Australia, China, Mexico, Korea, Canada, Brazil and Japan. Each Party agrees to cooperate with the other with respect to the preparation, filing, prosecution and maintenance of patents and patent applications pursuant to this Section 5.1.

(ii) Step-In Rights by Licensee. In the event Baxter determines to abandon or not to continue with any Management of a Licensed Patent, it shall provide Licensee with at least sixty (60) days prior written notice of such determination. Licensee, in its discretion, may elect to assume the Management of such Licensed Patent (an “Assumed Patent”), at Licensee’s sole expense; provided, however, Assumed Patents shall remain the sole property of Baxter, subject to the license of Section 2.1; and provided further that Licensee shall be entitled to deduct 50% of the direct costs of the Management of the Assumed Patents from any amounts due under Section 5.1(b).

b) Costs. The Parties have agreed to estimate the annual cost of filing, prosecuting and maintaining the Licensed Patents at thirty thousand dollars ($30,000) and, as a result, have agreed that for so long as Baxter is filing, prosecuting and maintaining the Licensed Patents, with the exception of the Assumed Patents or Licensed Patents not elected pursuant to Section 5.1(a)(ii), the Licensee shall pay to Baxter fifteen thousand dollars ($15,000) on the Effective Date and every anniversary thereafter during the Term.

5.2	Enforcement of Intellectual Property Rights.

a)
Each Party shall promptly, but in no event later than thirty (30) days after receipt of notice thereof, notify the other Party (i) of any nullity actions, oppositions, reexaminations, declaratory judgment actions or any alleged or threatened infringement affecting any Licensed Patent or the misappropriation or violation of any intellectual property rights relating to any Licensed Product or any Licensed Patent; or (ii) if it reasonably believes that any Licensed Patent is being infringed, misappropriated or violated by a third party.

b)	Litigation.

(i)
Except as provided in Section 5.2(b)(ii), Baxter, in its discretion and at its expense, shall pursue all necessary actions, including initiating a suit, against any third party that Baxter reasonably believes is infringing, misappropriating or violating a Licensed Patent.

(ii)
Notwithstanding Section 5.2(b)(i), Licensee, in its discretion and its expense, shall have the first right and option to pursue all necessary actions, including initiating a suit, against any third party that Licensee reasonably believes is infringing, misappropriating or violating or Licensed Patent, if such infringement, misappropriation or violation relates to the development or commercialization of a product or product candidate that is competitive (i.e., the product or product candidate is a tubulin inhibitor particle suspension) with a Licensed Product being developed or commercialized by Licensee. If Licensee fails to take any of the foregoing actions within a reasonable period of time after becoming aware of the claimed infringement, misappropriation or violation (but in no event more than ninety (90) days), or otherwise notifies Baxter within such time period that it elects to not pursue any such action, then Baxter shall have the right to take any such action in accordance with Section 5.2(c). The ninety (90) day time period in this sub-section shall be shortened as reasonably necessary to enable Baxter to initiate a suit or take other appropriate action if, in the absence of such shortening, a loss of rights with respect to such suit or other action would occur (e.g., if a generic pharmaceutical maker files an abbreviated new drug application for which the reference listed drug is a Licensed Product and, in order to obtain an automatic stay from the FDA with respect to the approval of such abbreviated new drug application, a patent infringement suit must be brought within a shorter period of time). The Party filing any suit or taking any such action hereunder shall be responsible for all costs in connection therewith.

c)
The Party initiating suit or action under Section 5.2(b)(ii) shall have the sole and exclusive right to select counsel for any suit initiated by it. If required under applicable law in order for the initiating Party to initiate and/or maintain such suit or action, the other Party shall join as a party to the suit or action. Such other Party shall offer reasonable assistance to the initiating Party in connection therewith at no charge to the initiating Party except for reimbursement of reasonable out-of-pocket expenses incurred in rendering such assistance. The Party filing any such suit or taking any such action shall provide the other Party with an opportunity to make suggestions and comments regarding such suit or action. Thereafter, the Party filing any such suit or taking any such action shall, to the extent permitted by applicable law, keep the other Party promptly informed, and shall from time to time consult with such other Party regarding the status of any such suit or action and shall provide such other Party with copies of all material documents including complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial filings, expert reports, affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits and notices of appeal filed in, or otherwise relating to, such suit or action. The Party not initiating such suit or action shall have the right to participate and be represented in any such suit by its own counsel at its own expense. The Parties shall not conduct or settle any such suit or action in a manner that deprives the non-initiating Party of material consideration under this Agreement or materially places at risk the scope or validity of any Licensed Patent without the prior written approval of the non-initiating Party, which approval shall not be unreasonably withheld or delayed.

d)
With respect to any suit or action referred to in Section 5.2(b)(ii), any recovery obtained as a result of any such proceeding, by settlement or otherwise, shall be applied in the following order of priority:

(i) first, the Party initiating the suit or action shall be reimbursed for all costs in connection with such proceeding paid by such Party and not otherwise recovered; and

(ii) second, any remainder shall be paid seventy-five percent (75%) to the Party initiating such suit or action and twenty-five (25%) to the other Party.

5.3
Defense of Infringement Action. With respect to any and all claims instituted by third parties for patent infringement involving the manufacture, use, offer for sale or sale of a Licensed Product during the Term (“Third Party Suit”), Licensee shall have the right, at its sole discretion, to defend and control any action or proceeding with respect to such claim. Baxter agrees to be joined as a party if necessary to defend the action or proceeding and shall provide all reasonable cooperation, including any necessary use of its name, required to defend such litigation. In the event Baxter is joined as a party to any Third Party Suit, Baxter shall have the right to be represented by its own counsel, at its own selection and expense. Licensee shall have sole control of any such suit and all negotiations for its settlement or compromise, provided that Licensee shall not conduct or settle any such suit in a manner that deprives Baxter of material consideration under this Agreement or materially places at risk the scope or validity of any Licensed Patent without the prior written approval of Baxter, which approval shall not be unreasonably withheld or delayed.

ARTICLE 6

[Intentionally Omitted]

ARTICLE 7
REPRESENTATIONS AND WARRANTIES

7.1	Licensee’s Representations And Warranties. Licensee hereby represents and warrants to Baxter as of the Effective Date that:

(a)	Licensee is duly authorized to enter into this Agreement;

(b)	no consents or approvals which Licensee has not previously obtained are necessary for Licensee to enter into this Agreement and perform all of Licensee's obligations hereunder; and

(c)	this Agreement does not conflict with any other Licensee contractual, statutory or regulatory obligation.

7.2
Licensee’s Covenant. Licensee hereby covenants during the Term that Licensee shall perform its obligations hereunder in accordance with all relevant material applicable state and federal laws, rules and regulations as they apply.

7.3	Baxter’s Representations and Warranties. Baxter hereby represents and warrants to Licensee, as of the Effective Date that:

(a)	Baxter is duly authorized to enter into this Agreement;

(b)	no consents or approvals which Baxter has not previously obtained are necessary for Baxter to enter into this Agreement and perform all of Baxter's obligations hereunder;

(c)	this Agreement does not conflict with any other Baxter contractual, statutory or regulatory obligation;

(d)
Baxter is the owner of the Licensed Patents and it is free and clear of any encumbrances, and that Baxter has the right to grant the license hereunder, and such grant does not conflict with any other agreements, documents or other materials;

(e)
to Baxter’s knowledge, the manufacture, sale, offer for sale, importation or use of a Licensed Product would not infringe any existing, valid intellectual property right of any third party throughout the world. Baxter represents that it has not received any notice of any claimed infringement (including without limitation patent infringement) in connection with the manufacture, sale, offer for sale, importation or use of a Licensed Product as of the Effective Date;

(f)	Baxter has not received and does not have knowledge of any information that would suggest the invalidity or unenforceability of all of the claims of the Licensed Patents.

7.4
Baxter’s Covenant. Baxter hereby covenants during the Term that Baxter shall perform its obligations hereunder in accordance with all relevant material applicable state and federal laws, rules and regulations as they apply.

ARTICLE 8
INDEMNIFICATION

8.1
Indemnification. Each Party’s rights to indemnification with respect to the provisions of this Agreement and the performance thereof shall be governed by and set forth in Section 6.2 and 6.3 of the Asset Purchase Agreement.

8.2
Exclusive Remedy. Except with respect to claims for fraud or for equitable relief, and claims for specific performance of the covenants and obligations of the other Party under this Agreement, claims for indemnification pursuant to Article VI of the Asset Purchase Agreement shall be the sole and exclusive remedy for claims and damages available to Baxter and Licensee and their respective Affiliates arising out of or relating to this Agreement and the licenses contemplated hereby.

8.3
Limitation on Liability. Notwithstanding Article VI of the Asset Purchase Agreement, or any other provision of this Agreement, no Party shall be liable under this Agreement for any special, indirect, consequential or punitive damages except to the extent that the liability for such damages arises out of a Third Party Action (as defined in the Asset Purchase Agreement).

ARTICLE 9
FORCE MAJEURE

Neither of the Parties shall be liable for failure of performing its obligation hereunder to riot, act of God, war, fire, flood, invasion, earthquake, epidemics, interruption of transportation, embargo, strike, lockout or any other causes similar to the foregoing which are beyond the reasonable control of the Party (“Events of Force Majeure”) and the performance of obligation hereunder shall be suspended but not longer than the existence of such cause. The Party so affected shall: (a) give prompt written notice to the other Party of the nature and date of commencement of the force majeure event and its expected duration; and (b) use all reasonable commercial efforts to relieve the effect of such cause as rapidly as possible. If the Events of Force Majeure do not abate within ninety (90) days such that the Party claiming such Force Majeure is still unable to perform its obligations hereunder, the failure to perform shall be deemed a material breach and the other Party may terminate this Agreement pursuant to Section 10.2.

ARTICLE 10
TERM AND TERMINATION

10.1
Term. The licenses granted under this Agreement shall come into effect as of the Effective Date and, subject to the provisions of this Article 10, shall expire on the expiration of last to expire of the Licensed Patents (the “Term”). Upon expiration of the Term, (i) the licenses granted herein shall terminate and (ii) no further obligation shall accrue under Article 3.

10.2
Termination of Certain Rights for Material Breach. Either Party may terminate certain rights of the other Party under this Agreement, as more fully described in Section 10.4, for any material breach by the other Party or if the other Party has failed to comply with all laws, regulations or treaties of the United States of America applicable to its activities under this Agreement, by giving sixty (60) days written notice to the other Party specifying the nature of such breach or failure. Termination shall become effective if such breach or failure remains uncured at the end of such sixty (60) day period, provided, however, if such breach or failure is incapable of cure within a sixty (60) day period but is otherwise capable of cure, and the terminating Party will not be materially prejudiced if the cure is effected in a reasonable time, and the curing Party is proceeding to effect the cure in good faith and with reasonable diligence, then the termination shall not become effective until the curing Party has had a reasonable time to effect the cure.

10.3
Licensee Termination. Licensee may terminate this Agreement at any time upon sixty (60) days prior written notice, at which time (i) the licenses granted herein shall terminate and (ii) no further obligation shall accrue under Article III.

10.4
Effect of Termination Under Section 10.2. In the event Baxter exercises its right of termination pursuant to Section 10.2, the license pursuant to Section 2.1 shall, at Baxter’s option, either (i) become non-exclusive, without the right to sublicense; provided, however, that sublicenses granted prior to termination of the other Party’s licenses under this Agreement shall continue unaffected by termination, except for the substitution of Baxter for Licensee as party to such sublicense or (ii) terminate.

ARTICLE 11
NOTICES AND MISCELLANEOUS

11.
1Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telecopy or facsimile transmission, (iii) sent by recognized overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid:

If to the Sellers:	Baxter Healthcare S.A. Hertistrasse 2, CH-8304 Wallisen, Switzerland Attn: General Manager Fax: +41 44 878 64 77

Baxter International Inc. One Baxter Parkway Deerfield, IL 60015 Attn: Corporate Vice President & General Counsel Fax: 847.948.2450

If to the Buyer:	ZIOPHARM Oncology, Inc 1180 Avenue of the Americas New York, NY 10036 Attn: Jonathan Lewis, MD, PhD Chief Executive Officer and Executive Chairman Fax: 203 848 6007

With a copy to:	ZIOPHARM Oncology, Inc 197 Eighth Street, Suite 300 Charlestown, MA 02129 Attn: Bob Newman, Senior Vice President, Business and Development Operations Fax: 617 241 2855

All notices, requests, consents and other communications hereunder shall be deemed to have been received (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above or as so designated, (ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

11.2
Entire Agreement. This Agreement, together with the Asset Purchase Agreement, collectively embodies the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in the Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

11.3	Modifications and Amendments. The terms and provisions of this Agreement may be amended, modified, supplemented or waived only by written agreement executed by all Parties.

11.4
No Waiver of Rights, Powers and Remedies. No failure or delay by a Party in exercising any right, power or remedy under this Agreement, and no course of dealing between the Parties, shall operate as a waiver of any such right, power or remedy of the Party. No single or partial exercise of any right, power or remedy under this Agreement by a Party, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such Party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a Party shall not constitute a waiver of the right of such Party to pursue other available remedies. No notice to or demand on a Party not expressly required under this Agreement shall entitle the Party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a wavier of the rights of the Party giving such notice or demand to any other or further action in any circumstances without such notice or demand. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the Party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

11.5
Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment without the other Party’s consent to one or more of its Affiliates or in connection with a sale or transfer of all or substantially all of the stock or assets of the Party or any merger, consolidation or similar transaction involving the Party. Any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights and/or obligations. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section shall be null and void and of no legal effect.

11.6
Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and their permitted successors and assigns, and nothing in this Agreement, express or implied, (i) is intended to confer upon any other person or entity any rights or remedies of any nature whatsoever under or by reason of this Agreement, or (ii) shall be construed to create any rights or obligations except among the Parties, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

11.7
Governing Law. This Agreement and the rights and obligations of the Parties hereunder shall be construed in accordance with and governed by the internal law of the State of Illinois, without giving effect to the conflicts of law principles thereof.

11.8
Severability. In the event that any court of competent jurisdiction shall finally determine that any provision, or any portion thereof, contained in this Agreement shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court determines it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall determine that any such provision, or potion thereof, is wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

11.9
Interpretation. The Parties acknowledge and agree that: (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all Parties and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

11.10
Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect, or be considered in construing or interpreting the meaning or construction of any of the terms or provisions hereof.

11.11
Enforcement. Each of the Parties acknowledges and agrees that the rights acquired by each Party hereunder are unique and that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the other Party were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other remedy to which the Parties are entitled at law or in equity, each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other Party and to enforce specifically the terms and provisions hereof in any federal or state court of competent jurisdiction.

11.12
Publicity. Neither Party shall make any public announcement concerning this Agreement without the prior written consent of the other Party, unless counsel to such Party advises that such announcement or statement is required by law (including applicable stock exchange rule). In the case of an announcement required by law, the other Party shall be advised in advance and both Parties shall use good faith efforts to cause a mutually agreeable announcement to be issued in a timely basis, subject to the disclosing party’s legal requirements.

11.13
Confidentiality. The Parties acknowledge and agree that any information or data it has acquired from the other Parties, not otherwise properly in the public domain, shall be subject, in all respects, to Section 7.14 of the Asset Purchase Agreement.

11.14
Confidentiality of This Agreement. Neither Party nor their representatives, will, without the prior written consent of the other Party, other than to its employees, their officers, its Affiliates and/or its agents, disclose to any person any of the terms or conditions of this Agreement; provided, however, that notwithstanding the foregoing, a Party may disclose the terms or conditions of this Agreement to the extent such disclosure is reasonably necessary to (a) comply with or enforce any of the provisions of this Agreement, (b) comply with applicable laws, or (c) comply with applicable stock exchange regulation, New York Stock Exchange regulation, Nasdaq regulation or Securities and Exchange Commission rule or regulation. To the extent that either Party determines that it is required to file this Agreement to comply with the requirements of an applicable stock exchange regulation, New York Stock Exchange regulation, Nasdaq regulation or SEC rule or regulation, such Party shall give at least three (3) days advance written notice of any such required disclosure to the other party, and to the extent the other party so requests it within such three (3) day period, prior to making any such filing shall consult with the other Party with respect thereto regarding confidentiality.

11.15
Interpretation. Unless the context otherwise requires, words defined herein in the singular include the plural and words defined herein in the plural include the singular. “Include,” “includes” or “including” shall in all places mean including, but not limited to. The use of the masculine or any other pronoun herein when referring to any person or entity is for convenience only and shall be deemed to refer to the particular person or entity intended regardless of the actual gender of such person or whether such person is a corporation or other entity.

11.16	Counterparts. This Agreement may be executed in one or more counterparts, each of which deemed an original, but all of which together shall constitute one and the same instrument.

11.17
Facsimile/Scanned Signatures. For purposes of this Agreement and any other Transaction Documents required to be delivered pursuant to this Agreement, facsimiles of, or scanned, signatures shall be deemed to be original signatures. In addition, if any of the parties sign facsimile or scanned copies of this Agreement or any of the other Transaction Documents, such copies shall be deemed originals.

In Witness Whereof, the Parties have executed this Agreement as of the day and year first above written.

BAXTER HEALTHCARE S.A.

By:	/s/ Robert J. Hombach
Name:	Robert J. Hombach
Title:	VP Finance Europe

BAXTER INTERNATIONAL INC.

By:	/s/ Rob Davis
Name:	Rob Davis
Title:	CVP, CFO

ZIOPHARM ONCOLOGY, INC.

By:	/s/ Jonathan Lewis
Name:	Jonathan Lewis
Title:	Chief Executive Officer